Exhibit 99.2

A substantial amount of the company’s sales transactions are reported based on the gross amounts Rainmaker bills to customers for client products and services; however, the company also sells products and services on behalf of its clients whereby it records revenue equal to the net amount that it earns in the transaction. The company believes that gross billings, a measurement of the total volume of amounts billed by the company to customers for its clients’ products and services, provides a meaningful indication of the volume of Rainmaker’s business activity. See the reconciliation below of net revenue to gross billings presented in accordance with generally accepted accounting principles (GAAP).

Reconciliation of Net services revenue (U.S.GAAP) Guidance

and Gross billings guidance

(In thousands)

	Three months ended June 30, 2003
	Low	High
Expected net services revenue	$9,700	$9,900
Difference between the Expected amount invoiced to our clients’ customers and the expected amount earned by us under the transaction	4,900	4,900

Expected gross billings	$14,600	$14,800